1 Exhibit 99.1 The following message was sent from Ted Christie, the Chief Executive Officer of Spirit Airlines, Inc., to all Spirit team members on July 28, 2022. Spirit Family, I know the last few months have been filled with great anticipation of what our path forward looks like, and this morning we have greater clarity. Spirit and JetBlue have signed a definitive agreement under which JetBlue will acquire Spirit for $33.50 per share in cash. We believe this is a great outcome for our stockholders, Team Members, Guests and the communities we serve because like Spirit, JetBlue is rooted in innovation, service and a commitment to low fares. I made a short video to give you a little more context on this agreement and more information about how we got here. I’ll also be hosting a Town Hall today at 4 pm to answer your questions. <INSERT VIDEO> The combination of JetBlue and Spirit will create the fifth largest domestic airline, serving more than 77 million customers annually on more than 1,700+ daily flights to over 125 destinations in 30 countries. Bringing together our two companies will be a game changer, enhancing our ability to grow and compete with the dominant U.S. carriers while also delivering low fares and outstanding service to our Guests. You may be wondering – how did we get here? What changed? Over the past few months, we’ve been communicating the benefits of a combination with Frontier, but since we initially entered into that agreement, many things have changed. Ultimately, we weren’t headed toward stockholder approval for the Frontier merger. However, because of our Board’s thoughtful and robust process, we are able to enter into an agreement with JetBlue that represents an improvement from JetBlue’s original offer, in terms of economics, regulatory provisions and commitments to our team. The agreement has greater value and certainty than their original offer. As you’ve heard me say, obtaining assurances for our Spirit Family has been a critical component of our negotiations. JetBlue has a strong track record as a long-term employer, having never furloughed any Team Members since its founding. JetBlue has committed to welcoming our Team Members into JetBlue, and as an outcome of our discussions, JetBlue intends to continue to grow in Florida. We are

2 confident that the team at JetBlue is similar to ours in their loyalty, dedication and commitment to working for a great airline. The transaction is subject to regulatory and closing conditions, so nothing changes at this time. We expect to conclude the regulatory process and close the transaction no later than the first half of 2024. We are still operating as fully separate companies until the close, so we need to continue to keep our focus on serving our Guests and each other, one journey at a time. Please attend the Spirit Family Town Hall at 4pm ET today to learn more about this big news. Watch for an invitation coming shortly from Spirit LiNK that will include a link to submit questions in advance. You can also submit your questions in real-time when you join the Town Hall. I’ll do my best to share as much as I can by summarizing your questions and addressing the key points. As I’ve said many times throughout this entire journey, your professionalism and focus over the last few months has been exceptional. Thank you, once again, for all your continued support. Ted